EXHIBIT 10.52

CORNING INCORPORATED

INCENTIVE STOCK PLAN AGREEMENT

(Restricted Stock Grant)

(Terms & Conditions)

This Incentive Stock Agreement dated                      between Corning Incorporated (“Corning” or the “Corporation”) and the employee named below is subject in all respects to Corning’s 2005 Employee Equity Participation Program as amended, a copy of which may be obtained from the Corporation’s Secretary at One Riverfront Plaza, Corning, New York, 14831.

1.	Award of Shares. Corning hereby awards to the below-named employee of Corning (the “Employee”) the number of shares of Corning Common Stock, par value $.50 per share (the “Incentive Stock”), indicated below.

Employee	Shares	Social Security No.

2.	Non-Transferability. The shares of Incentive Stock (and all shares subsequently issued or distributed by means of dividends, spin-offs, splits, combinations, reclassifications, and/or other capital changes with respect to such shares) may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee until the Employee is entitled to receive possession of the shares pursuant to the terms of this Agreement.

3.	Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts. The shares of Incentive Stock are subject to forfeiture and shall be forfeited to Corning if the Employee voluntarily leaves the employ of Corning or one of its subsidiaries without its express consent, if the Employee’s employment is terminated “for cause”, or if the Employee causes Corning or one of its subsidiaries to suffer financial harm or damage to its reputation (either before or after termination of employment) through (i) dishonesty, (ii) material violation of Corning’s standards of ethics or conduct, or (iii) material deviation from the duties owed Corning or its subsidiaries by the Employee.

4.	Possession of Shares. The shares of Incentive Stock shall be registered in the name of the Employee but shall be held by Corning (in “book entry” form) until the Employee is entitled to possession of the shares pursuant to the terms of this Agreement. Until the Employee has received possession of the shares of the Incentive Stock, the Employee shall have no right to sell, assign, transfer, pledge or otherwise encumber the shares of Incentive Stock in any manner, any attempt to do so will result in the forfeiture of such shares to which such sale, assignment, transfer, pledge or other encumbrance purports to relate.

5.	Lapse of Forfeiture Provisions. The possibility of forfeiture referred to in paragraph 3 above shall lapse as to percent ( %) of the Incentive Stock after or upon the occurrence of the events specified below:

a.	The Employee’s death.
b.	The Employee’s termination of employment as the result of total and permanent disability or for health or medical reasons which prevent the Employee from fulfilling the duties and responsibilities assigned to the Employee.
c.	In the event of Employee’s involuntary termination for reasons other than those outlined in paragraph 3 above, then the possibility of forfeiture shall lapse for the unvested Incentive Stock on a prorated basis (based on months from award date to termination date divided by total months from award date to Agreement original projected vesting date) and the remainder shall be forfeited.
d.	The Employee’s retirement under the Pension Plan or the pension scheme applicable to one or more of Corning’s subsidiaries on or after age 55.
e.	The Employee’s termination of employment with Corning or one of its subsidiaries within four years following a “change of control” (defined below), which termination shall be deemed to occur if during such period the Employee determines in good faith that the position, duties, responsibilities and status assigned to him are inconsistent with the position, duties, responsibilities and status of the Employee with Corning or one of its subsidiaries immediately prior to the change of control. Such determination shall be evidenced by the Employee in writing and delivered to the Secretary of Corning or one of its subsidiaries promptly but in no event later than 180 days after such determination.

For purposes of this Agreement, the term “change of control” shall mean and shall be deemed to occur if and when:

(i)	an offerer (other than Corning) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

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(ii)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of Corning securities representing 50% or more of the combined voting power of Corning’s then outstanding securities;

(iii)	the membership of Corning’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)	The consummation of a merger, consolidation, sale or disposition of all or substantially all of Corning’s assets or a plan or partial or complete liquidation approved by the Corporation’s shareholders.

6.	Voting rights and dividends. The Employee may vote the shares of Incentive Stock and receive all dividends as declared and paid by Corning, subject to the appropriate withholding to satisfy applicable tax requirements.

7.	Legends. The Employee acknowledges that the shares of Incentive Stock are held in electronic “book entry” in a restricted account by Corning, and if converted into paper certificate form would bear a restricted legend indicating the possibility of forfeiture and the restrictions on transfer.

8.	Transfers. If the Employee shall be transferred from Corning to a subsidiary company (being a 50% or greater owned entity within the meaning of Section 424(f) of the Internal Revenue Code), or vice versa or from one subsidiary company to another, the Employee’s employment shall not be deemed to have terminated.

9.	Any modification of the terms of this Agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Compensation Committee of Corning’s Board of Directors in its absolute discretion.

IN WITNESS WHEREOF, this Agreement has been duly executed by Corning and the Employee.

CORNING INCORPORATED		EMPLOYEE

By:		By:
Kirk P. Gregg
	Executive Vice President & Chief Administrative Officer	Address:

S.S.N.:

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